SECURITIES AND EXCHANGE COMMISSION
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CREATIVE COMPUTER APPLICATIONS, INC.

(Exact name of registrant as specified in it charter)

CALIFORNIA                                   95-3353465
(State of other jurisdiction of            I.R.S. Employer
incorporation or organization)            Identification No.)

26115-A Mureau Rd., Calabasas, CA                  91302
(Address of Principal Executive Offices)         (Zip Code)

1997 Stock Option Plan
(Full title of the plan)

Steven M. Besbeck, 26115-A Mureau Rd., Calabasas, CA 91302
(Name and address of agent for service)

(818) 880-6700
(Telephone number, including area code, of agent for service)

With a copy to:		Norman R. Cohen, Esq.
                        Law Offices of Norman R. Cohen
                        9100 Wilshire Boulevard, Ste. 601-E
                        Beverly Hills, CA 90212

Calculation of Registration Fee


  Title of                          Proposed       Proposed         Amount of
 Securities                         maximum         maximum         Registra-
   to be         Amount to be     offering price   aggregate          tion
 registered       registered       per unit(1)   offering price        Fee

Common Stock,    800,000 shares    $  1.00 (3)   $ 800,000.00 (3)  $  222.00
no par value     (2)



(1)	Estimated solely for the purpose of calculating the amount of the registration fee.

(2)	500,000 shares of Common Stock are issuable upon exercise of
        Incentive Stock Options and 300,000 shares of Common Stock are issuable upon exercise of Non-Qualified Stock Options, granted under registrant's 1997 Stock Option Plan.

(3)	Pursuant to Rule 457(h)(l) and (c) of the General Rules and
        Regulations under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based upon the average of the high and low prices reported on the American Stock Exchange as of January 29, 1999.

INCORPORATION OF DOCUMENTS BY REFERENCE

        Creative Computer Applications, Inc. ("Company") (i) Form 10-KSB Annual Report for fiscal year-ended August 31, 1998 (ii); Form 10-QSB Current Report dated January 13, 1999, in each case as filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the description of the Company's Common Stock contained in Registration Statement on Form S-3, dated February 22, 1995 (No. 33-89278), are hereby incorporated by reference in this registration statement and shall be deemed to be a part hereof.

        All documents filed subsequently to the date hereof by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

LIMITATION OF LIABILITY OF DIRECTORS AND
INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The California General Corporations Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duties as directors, except for the liability of a director resulting from (i) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions showing reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) transactions between corporations and directors which have not been approved or ratified in good faith by disinterested directors or shareholders or which are not proved to be just and reasonable as to the corporation, and (vii) approving distributions to shareholders or loans to directors or officers contrary to California law. The Company's Articles of Incorporation provide that the Company's directors are not liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

        The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of shareholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director.

EXHIBITS

Exhibit No.	Description

5.		Opinion of Law Offices of Norman R. Cohen

10(1)		1997 Stock Option Plan

23.1		Consent of Law Offices of Norman R. Cohen (included
                in Exhibit 5)

23.2		Consent of BDO Seidman, LLP
__________________________________________________________________

(1)	Previously filed as Appendix A to Registrant's definitive
        proxy statement dated March 24, 1997 filed in connection with Registrant's 1997 Annual Meeting, on or about December 23, 1997 SEC File No. 0-12251 and incorporated by reference herein.


UNDERTAKINGS

        The Company hereby undertakes: (i) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution; (ii) that, for the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and, (iii) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 1, 1999.

CREATIVE COMPUTER APPLICATIONS, INC.



By:  /S/  Steven M. Besbeck
Steven M. Besbeck, President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/S/  Bruce M. Miller                           Date: February 1, 1999
Bruce M. Miller
Chairman of the Board


/S/  Steven M. Besbeck                         Date: February 1, 1999
Steven M. Besbeck
President, Chief Financial
Officer, and Director


/S/  James R. Helms                            Date: February 1, 1999
James R. Helms
Vice President, Operations,
Secretary and Director


/S/  Lawrence S. Schmid                        Date: February 1, 1999
Lawrence S. Schmid
Director


/S/  Robert S. Fogerson, Jr.                   Date: February 1, 1999
Robert S. Fogerson, Jr.
Director


/S/  Carol Bessel                              Date: February 1, 1999
Carol Bessel
Controller, Principal
Accounting Officer


/S/  John R. Murray                            Date: February 1, 1999
John R. Murray
Vice President, Sales
and Business Development


Exhibit 5


Law Offices of Norman R. Cohen
9100 Wilshire Boulevard
Suite 601, East Tower
Beverly Hills, California  90212-9340
Telephone  (310) 385-9340
Fax  (310) 385-9360


February 1, 1999


Creative Computer Applications, Inc.
26115-A  Mureau Road
Calabasas, CA  91302

        Re:     Creative Computer Applications, Inc. ("Company")

Gentlemen:

I refer to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by the Company with the Securities and Exchange Commission. The Registration Statement covers 500,000 shares of Common Stock to be issued upon exercise of 500,000 Incentive Common Stock Options and 300,000 shares of Common Stock to be issued upon exercise of 300,000 Non-Qualified Common Stock Options, pursuant to the Company's 1997 Stock Option Plan.

I have examined the originals or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below.
 In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon my examination mentioned above, subject to the assumptions stated herein and relying on statements of facts contained in the documents that I have examined, I am of the opinion that the issuance of the Shares has been duly authorized and that, when issued and paid for will have been validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

Law Offices of Norman R. Cohen


/S/  Norman R. Cohen
Norman R. Cohen

NRC:ssr



BDO Seidman, LLP
Accountants and Consultants
1900 Avenue of the Stars, 11th Floor
Los Angeles, California  90067
Telephone  (310) 557-0300
Fax  (310) 557-1777


23.2 Consent of Independent Certified Public Accountants


Creative Computer Applications, Inc.
Calabasas, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated October 23, 1998, relating to the consolidated financial statements of Creative Computer Applications, Inc., appearing in the Company's Annual Report on Form 10-KSB for the year ended August 31, 1998.


/S/  BDO Seidman, LLP
BDO Siedman, LLP

Los Angeles, California
February 1, 1999